Exhibit 2.3

Execution Version

PERCEPTIVE CREDIT HOLDINGS III, LP

51 Astor Place, 10th Floor

New York, NY 10003

Commitment Letter

February 28, 2020

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Attn: Pat Miles, Chairman and Chief Executive Officer

Ladies and Gentlemen:

Alphatec Holdings, Inc. (the “Borrower” or “you”) has advised Perceptive Credit Holdings III, LP (“Perceptive”) that the Borrower is seeking, among other things, to (i) refinance certain existing outstanding debt of the Borrower and certain of its subsidiaries (the “Refinancing”), (ii) acquire, directly or indirectly, through a tender offer on the French stock exchange with a presenting bank (banque présentatrice) acting on behalf of the Borrower (the “Presenting Bank”), at least 66 2⁄3% and up to all issued and outstanding equity interests and an equivalent percentage of related voting rights (including securities convertible or exchangeable into shares) (the “Tender Offer”) of EOS Imaging S.A. (the “Target”) and (iii) obtain a commitment for financing to enable the Borrower to consummate the Refinancing and the Tender Offer (the Refinancing, the Tender Offer, the financing and the other transactions related thereto, including the payment of the Tender Officer consideration and all fees, costs and the expenses related to the Refinancing, the Tender Offer, such financing and such other transactions related thereto being, collectively, the “Transactions”). Capitalized terms used but not otherwise defined in this letter have the meanings ascribed thereto in the Outline of Proposed Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this letter, the Term Sheet and all annexes and exhibits attached hereto and thereto, collectively, this “Commitment Letter”).

In connection with the Transactions, you have requested that Perceptive and/or one or more of its managed funds (collectively, the “Lender” or “we”) agree to structure and commit to provide a senior secured credit facility in a minimum aggregate principal amount of $130,000,000, as such amount may be adjusted pursuant to any Facility Decrease or any Facility Upsizing (each as defined below) (the “Facility”). Subject to the provisions below, including, with respect to the Supplemental Borrowing, up to $70,000,000 of the Facility (as such amount may be adjusted pursuant to any Facility Decrease or any Facility Upsizing) may be used to finance all or a portion of the Tender Offer and fees, costs and expenses related to the Tender Offer, and up to $60,000,000 of the Facility will be available for purposes of the Refinancing and to pay fees, costs and expenses related to the Transactions and for other general corporate and working capital purposes of the Borrower and its subsidiaries.

Notwithstanding the foregoing, for all purposes of this Commitment Letter (unless otherwise expressly provided), (i) in the event that the Borrower obtains any Permitted Tender Offer Alternate Financing (as defined below), each of the Tender Offer Facility Amount and the Facility Amount will automatically be reduced by an amount equal to the proceeds of such Permitted Tender Offer Alternate Financing net of (x) any fees or reasonable and documented costs and expenses of incurred in connection therewith and (y) any portion of such proceeds used to finance any Permitted Tender Offer Price Increase (as defined in the Term Sheet), and (ii) in the event that any Permitted Tender Offer Price Decrease occurs, the Tender Offer Facility Amount will automatically be reduced by an amount equal to such Permitted Tender Offer Price Decrease (any such decrease described in the foregoing clauses (i) or (ii), a “Facility Decrease”).

In addition, at the request of the Borrower after the date hereof, we may (in our sole discretion) agree to increase the size of the Facility by $30,000,000 to an aggregate principal amount of $160,000,000 (such increase, the “Facility Upsizing”), it being acknowledged and agreed by you that (i) we are not committing hereunder to provide or otherwise arrange the Facility Upsizing, and the decision to provide the Facility Upsizing will be made in our sole discretion, (ii) unless we agree, at your request, in writing to provide the Facility Upsizing, the aggregate principal amount of the Facility will be $130,000,000 and the aggregate principal amount of the Tender Offer Facility Amount will be $70,000,000, (iii) if we agree, at your request, to provide the Facility Upsizing, for all purposes of this Commitment Letter (unless otherwise expressly provided), the aggregate principal amount of the Facility will be $160,000,000 and the aggregate principal amount of the Tender Offer Facility Amount will be $100,000,000, and (iv) the entire principal amount of the Facility Upsizing, if provided, will be available solely for purposes of financing all or a portion of the Tender Offer and to pay fees, costs and expenses related thereto, unless otherwise mutually agreed.

1.    Commitments

In connection with the Transactions, the Lender is pleased to advise you of its commitment to provide the entire principal amount of the Facility (i) upon the terms and at the times set forth in this Commitment Letter and (ii) with respect to the Tender Offer Borrowing (and, if made simultaneously with the Tender Offer Borrowing on the Tender Offer Borrowing Date, the Refinancing Borrowing), the funding of which is subject only to the Certain Funds Provision (as defined below).

2.    Information

In connection with our commitment and agreements hereunder in respect of the Facility and the other Transactions, you will provide us with customary information concerning you, your subsidiaries, the Target, its subsidiaries and each of your and their respective assets, liabilities, businesses, operations and conditions (financial or otherwise) as we may reasonably request, subject to the limitations on your rights to request information concerning the Target and its subsidiaries, and their assets, liabilities, businesses, operations and conditions (financial or otherwise) set forth in the Tender Offer

Agreement (as defined in Annex 1 of the Term Sheet). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product, or violate or contravene any law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Target or your or its respective affiliates; provided that in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege) and you shall use commercially reasonable efforts to describe such information in a manner that is both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege.

You hereby represent and warrant (such representation and warranty with respect to Information (as defined below) regarding the Target and its subsidiaries being made to your knowledge) that (i) all written information concerning the Borrower and its subsidiaries, the Target and its subsidiaries and their respective assets, liabilities and businesses that has been or will be made available to the Lender by the Borrower or any of its representatives on the Borrower’s behalf in connection with the Transactions (other than Projections (as defined below) and/or information of a general economic or industry-specific nature, collectively, the “Information”), when taken as a whole, does not and will not, as and when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the financial projections and other forward-looking information (collectively, the “Projections”) that have been or are hereafter made available to us by you or any of your representatives on your behalf in connection with the Facility or any of the other Transactions, as and when furnished, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being recognized by the Lender that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You further agree that, at any time prior to the date on which our commitment to provide the Facility hereunder terminates in full, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations and warranties were being made at such time, you will (or, prior to the date on which the Tender Offer Borrowing occurs (the “Tender Offer Borrowing Date”; the Tender Offer Borrowing Date, the date of the borrowing of the Refinancing Facility (if different) and the date of the borrowing of the Supplemental Facility (if made) are herein referred to, collectively, as the “Borrowing Dates” and individually as a “Borrowing Date”) with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Tender Offer Agreement, use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that (to your knowledge, as it relates to the Target and its subsidiaries prior to the Tender Offer Borrowing Date) the representations and warranties in the preceding sentence remain true in all material respects. You understand we are and will be using and relying on the Information and Projections delivered on or prior to the date of your acceptance of this letter in issuing our commitment hereunder, and will be using and relying on all Information and Projections in providing the Facility, in each case, without independent verification thereof.

3.    Commitment Fee

In consideration for the commitment and agreements of the Lender hereunder, and in addition to any other fees described in the Term Sheet or the Definitive Documentation (as defined below) and on the terms and conditions set forth in the Term Sheet or the Definitive Documentation, as applicable, upon the date of your execution and delivery to us of this Commitment Letter, you agree to pay or cause to be paid to us (or our designee) a non-refundable fee in the amount of $1,300,000; provided that in the event the Facility Upsizing occurs, the Borrower shall be required, as a condition precedent to the effectiveness thereof, to pay the Lender (or its designee) an additional non-refundable amount equal to $300,000 (such fee, as it may be increased as a result of the Facility Upsizing, being the “Upfront Commitment Fee”).

4.    Conditions

The commitments of the Lender hereunder are subject to the conditions set forth in this Section 4 and in the Term Sheet under the section titled “Conditions Precedent to Funding of Refinancing Borrowing (occurring other than on Tender Offer Borrowing Date) and Supplemental Borrowing”, subject, however, in all respects, to the proviso set forth in such section.

Notwithstanding anything in this Commitment Letter, the definitive loan, guaranty, security or other agreements and documentation relating to the Facility (the “Definitive Documentation”) or any other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses, the accuracy of which shall be a condition to the availability of the Tender Offer Borrowing (and, if made simultaneously with the Tender Offer Borrowing on the Tender Offer Borrowing Date, the Refinancing Borrowing) on the Tender Offer Borrowing Date shall be (x) the representations and warranties made by you with respect to Information and Projections in Section 2 above, (y) such of the representations made by or on behalf of the Target, its subsidiaries or their respective businesses in the Tender Offer Agreement as are material to the interests of the Lender in its capacity as such, but only to the extent that you or your applicable affiliate have the right to terminate, at your sole option and without incurring a break-up fee your (or its) obligations under the Tender Offer Agreement or to decline to instruct the Presenting Bank to file the Tender Offer with the AMF as a result of a breach of such representations in the Tender Offer Agreement (the “Tender Offer Agreement Representations”) and (z) the Specified Representations (as defined below), (ii) the terms of the Definitive Documentation shall not impair the availability of the Tender

Offer Borrowing (or, if made simultaneously with the Tender Offer Borrowing on the Tender Offer Borrowing Date, the Refinancing Borrowing) on the Tender Offer Borrowing Date if the conditions set forth in this Section 4 and in Annex 1 of the Term Sheet are satisfied or waived by the Lender (it being understood that to the extent any Collateral under the Definitive Documentation (including the creation or perfection of any security interest therein) is not, or cannot be, provided and/or perfected on the Tender Offer Borrowing Date (other than, to the extent required under the Definitive Documentation, the creation and perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected (w) by means of filing a Uniform Commercial Code financing statement, (x) by means of filing an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, (y) by delivery of certificated securities of the Borrower and domestic subsidiaries of the Borrower that is part of the Collateral (together with a stock power or similar instrument endorsed in blank for the relevant certificate)) or (z) by delivery of (A) a French law securities account pledge agreement providing a first priority, perfected lien on the securities account (“nantissement de compte titres financiers”) in which the Borrower shall register and hold all securities it acquires in the Target further to the Tender Offer (the “Target Securities Pledge Agreement”) (and which securities account shall, on the Tender Offer Borrowing Date (which shall be the date of the granting of such lien), hold at least one (1) share of a French company whose shares are listed on the regulated market of Euronext Paris) and (B) the French law Escrow Account Repayment Rights Pledge (as defined below), in each case, after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Tender Offer Borrowing (and, if applicable, the Refinancing Borrowing) on the Tender Offer Borrowing Date but may instead be provided within sixty (60) days after such Borrowing Date (or such longer period as the Lender may agree) pursuant to arrangements to be mutually agreed upon by you and us), and (iii) the only conditions (express or implied) to the availability of the Tender Offer Borrowing (and, if made simultaneously with the Tender Offer Borrowing on the Tender Offer Borrowing Date, the Refinancing Borrowing) on the Tender Offer Borrowing Date are those expressly set forth in Annex 1 of the Term Sheet.

For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and its subsidiaries set forth in the Definitive Documentation relating to: organizational existence of the Obligors (as defined in the Term Sheet); organizational power and authority (as they relate to due authorization, execution, delivery and performance of the Definitive Documentation) of the Obligors to enter into the Definitive Documentation; due authorization, execution and delivery of such Definitive Documentation, and enforceability of the relevant Definitive Documentation against the Obligors; Federal Reserve margin regulations; no conflicts of the Definitive Documentation with organizational documents, material applicable law, material agreements to the extent any violation thereof would result in a material adverse effect, applicable to the Obligors; the Investment Company Act of 1940; use of proceeds not in violation of Office of Foreign Asset Control (OFAC), the Foreign Corrupt Practices Act (FCPA), the USA PATRIOT Act and other applicable anti-money laundering laws;

solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Tender Offer and related transactions (including all related Borrowings under the Facility); the creation, validity and perfection of security interests in the Collateral securing the Facility (subject to the limitations set forth in clause (ii) above); and status under the Facility as senior debt.

This Section 4 and the provisions contained herein shall be referred to as the “Certain Funds Provision”.

5.    Indemnification; Expenses

You agree to (i) indemnify and hold harmless the Lender, each of its affiliates and each of the Lender’s and each such affiliate’s respective partners, members, directors, agents, employees, officers, advisors, trustees, other representatives or controlling persons (collectively, “Indemnified Persons”) from and against, any and all losses, claims, damages, liabilities and other reasonable costs and expenses of any kind (including reasonable legal fees, charges, disbursements, costs and expenses) to which such Indemnified Person may become subject or that may be incurred or asserted or awarded against such Indemnified Person, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, claim or proceeding) the Transactions (including in respect of the Facility, the Refinancing or the Tender Offer), the Definitive Documentation and the use of proceeds of the Facility (whether or not such investigation, litigation, claim or proceeding is brought by you, the Target or any of your or the Target’s equity holders, subsidiaries, affiliates or creditors, and whether or not any Indemnified Person is otherwise a party thereto and whether or not any of the Transactions are consummated) and (ii) reimburse each Indemnified Person for all reasonable and documented out-of-pocket expenses (including all reasonable fees, time charges, disbursement, costs and expenses of legal counsel), in each case, within three (3) business days following written demand of such Indemnified Person; provided that you will not have to indemnify any Indemnified Person to the extent that any such loss, claim, damage, liability or related cost or expense arise from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any person acting on its behalf, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) such Indemnified Person’s or any person’s acting on its behalf material breach of this Commitment Letter and/or the Definitive Documentation, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) any dispute arising out of or in connection with any claim, litigation, loss, investigation or proceeding that is brought by an Indemnified Person against another Indemnified Person not arising from any action or omission by you, the Target or any of your or their respective subsidiaries or affiliates. You shall not be liable for any settlement of any investigation, litigation, claim or proceeding effected by any Indemnified Person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed) or any other loss, claim, damage, liability, cost and/or expense incurred in connection with such settlement, but if any such investigation, litigation, claim or proceeding is settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction in any such investigation, litigation, claim or proceeding, you agree to indemnify and hold harmless such Indemnified Person in the manner set forth in this Section 5. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (a) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party or any injunctive relief or other non-monetary remedy binding on any Indemnified Party.

You also agree that no Indemnified Person will have any liability to you (whether direct or indirect, in contract, equity, tort or otherwise) or any other person or entity asserting claims on behalf of or in right of you in connection with or as a result of the Commitment Letter or any of the Transactions except, in the case of any such liability to you, to the extent that (and only for so long as) any losses, claims, damages, liabilities or expenses incurred by you have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any person acting on its behalf (or any of its controlling persons or subsidiaries of controlling persons) in performing its obligations hereunder or a material breach in bad faith of its material agreements set forth in this Commitment Letter; provided that in no event will any Indemnified Person, you or any of your or their respective subsidiaries or affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing have any liability for any indirect, special, consequential or punitive damages (as opposed to direct or actual damages), including, without limitation, any loss of profits, business or anticipated savings in connection with or as a result of this Commitment Letter or any of the Transactions.

6.    Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Lender and its affiliates are engaged in securities trading and investment activities and may from time to time hold positions in loans or securities, options on loans or securities, or other financial instruments of you, the Target, your or the Target’s respective subsidiaries and affiliates, and of other persons or entities with which you or the Target or their respective subsidiaries or affiliates may have commercial or other relationships. With respect to any such loans, securities, options and/or financial instruments so held by the Lender (or an affiliate), all rights in respect thereof, including any voting rights, will be exercised by the holder of the rights in its sole discretion. However, neither the Lender nor any of its affiliates will use any confidential information obtained from you or your affiliates or from the Target and its affiliates or on your or their behalf by virtue of the Transactions in connection with any commercial activities of the Lender (or any such affiliate) with respect to other persons or entities and neither the Lender nor any of its affiliates will furnish any such information to any other person or entity with which it is engaged in commercial activities. You also acknowledge that neither the Lender nor any of its affiliates have any obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained from other persons or entities.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and the Lender is intended to be or has been created in respect of any of the Transactions (or any other transactions contemplated in connection herewith or therewith), irrespective of whether the Lender has advised or is advising you on other matters, (ii) the Lender, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or any of your affiliates on the part of the Lender, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions associated with this Commitment Letter and the Transactions, (iv) you have been advised that the Lender is engaged in a broad range of commercial activities that may involve interests that differ from your interests and that the Lender has no obligation to disclose such interests or commercial activities to you, (v) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (vi) the Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, (vii) the Lender has no obligation to you or any of your affiliates with respect to the Transactions (or any other transactions contemplated in connection herewith or therewith), except those obligations expressly set forth herein or in any other express writing executed and delivered by the Lender to you or any such affiliate and (viii) you waive, to the fullest extent permitted by law, any claims you may have against the Lender and its affiliates for breach of fiduciary or alleged breach of fiduciary duty arising solely by virtue of its obligations under this Commitment Letter with respect to the Transactions and agree that neither the Lender nor any of its affiliates, in such capacity, have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person or entity asserting any such fiduciary duty claim on your behalf, including any of your equity holders, officers, directors, employees or creditors. Additionally, you acknowledge that the Lender may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates the Information and Projections (provided that such persons agree to hold the same in confidence, to the extent we are required to hold the same in confidence hereunder) and such affiliates will be entitled to the benefits afforded to, and subject to the obligations, of the Lender hereunder; provided that (x) the Lender shall not be relieved of any of its obligations hereunder, including in the event any affiliate through which it performs its obligations fails to perform the same in accordance with the terms hereof and (y) the Lender shall be responsible for any breach by any of its affiliates of the obligations hereunder.

7.    Confidentiality

This Commitment Letter is delivered to you on the understanding that neither it, nor any of its terms, content or substance, or any written communications provided by, or oral discussions in connection with the Transactions, shall be disclosed by you, directly or indirectly, or circulated or referred to publicly to any other person or entity except: (i) to your subsidiaries, and to your and their officers, directors, employees, affiliates, members, partners, equity holders, attorneys, accountants, agents and advisors and, on a confidential basis, those of the Target and its subsidiaries; provided that you may not make any disclosure regarding or with respect to any fees set forth herein or in the Term Sheet (including the Upfront Commitment Fee), other than inclusion of the aggregate fee amounts in the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Transactions to the extent required in any public or regulatory filing relating to the Transactions, and, except as provided above, all information with respect to any such fees shall be redacted in a manner reasonably satisfactory to the Lender unless the Lender otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) in any legal, judicial or administrative proceeding or other compulsory process or as otherwise required by law, rule or regulation or as requested by a government authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) in connection with the exercise of remedies relating to this Commitment Letter or the enforcement of rights hereunder, (iv) the existence of the commitments under this Commitment Letter and the existence and contents of the Term Sheet (but not the fees, other than the existence thereof and the aggregate amount of the fees payable thereunder in the Projections, pro forma information and a generic disclosure of aggregate sources and uses in disclosures) may be disclosed in any proxy or similar public filing requirement, (v) to the extent this Commitment Letter or the contents hereof become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (vi) the Term Sheet may be disclosed to potential transferees or assignees, from time to time, to the extent permitted pursuant to the Definitive Documentation, and (vii) if the Lender consents to such proposed disclosure. The confidentiality provisions set forth in this paragraph (other than as they relate to the fees set forth herein or in the Term Sheet, subject to the terms of this Commitment Letter with respect to disclosure of such fees) shall cease to apply on the first anniversary of the date hereof.

The Lender shall use all confidential information received by it in connection with the Transactions and any related transactions (including any information obtained by the Lender based on a review of any books and records relating to the Borrower, the Target or any of their respective subsidiaries or affiliates) solely for purposes of fulfilling its commitment and agreements contemplated pursuant to this Commitment Letter and shall treat as confidential all such information and the terms and contents of this Commitment Letter and the Definitive Documentation and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any prospective transferees or assigns as may be permitted pursuant to the Definitive Documentation, (ii) in connection with any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates (in which case we shall promptly notify you, in advance, to the extent permitted by law), (iv) to our employees, legal counsel, auditors, professionals and other experts, advisors or agents (collectively

“Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this kind confidential, (v) to any of our affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential) solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by us or any of our affiliates or Representatives in breach of this Commitment Letter, (vii) in connection with the exercise of remedies relating to this Commitment Letter or the enforcement of rights hereunder, (viii) to any other party hereto, (ix) with your consent, and (x) to the extent that such information is or was received by us from a third party that is not, to our knowledge, subject to confidentiality obligations from you and did not acquire such information as a result of a breach of this paragraph. Without limitation of the foregoing, the Lender acknowledges that the Target is listed on the regulated market of Euronext Paris and that the proposed Tender Offer as well as the information referred to above which may be disclosed by it, orally or in writing, in connection with the Transactions may constitute material non-public information which may be regulated or prohibited by applicable legislation and securities laws relating to insider dealing and market abuse, including the EU Market Abuse Regulation (2014/596/EU) (known as MAR), and the Lender undertakes not to use any such information for any unlawful purpose.

8.     Exclusivity.

From the date of this Commitment Letter until August 26, 2020 (such period, the “Exclusivity Period”), you will not (and you will not permit any of your subsidiaries or controlled affiliates or any of your or their officers, directors, employees, counsel, accountants or auditors or other professionals, experts, advisors or agents), directly or indirectly: (i) to solicit, initiate, encourage or participate in the submission of any proposal or offer from any person or entity relating to, or enter into or consummate any transaction relating to, any debt or other financing for the purpose of effecting or consummating any of the Transactions (in each case, other than (a) the Facility, (b) working capital and other similar indebtedness incurred in the ordinary course of business, (c) indebtedness of the Target and its subsidiaries in the nature of working capital financing permitted to be issued under the Tender Offer Agreement, (d) any publicly traded equity or convertible notes (including for the avoidance of doubt any “private investment in public company” transaction or Rule 144A compliant transaction), including without limitation any convertible notes financing, which is intended to replace the Tender Offer Borrowing (any financing described in this clause (d), a “Permitted Tender Offer Alternate Financing”), and (e) any other indebtedness approved by the Lender in writing (such approval not to be unreasonably withheld, delayed or conditioned)) (an “Alternate Financing”), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, encourage, assist or participate in, or facilitate in any other manner, any effort or attempt by any person or entity to provide or arrange, or seek to provide or arrange, any Alternate Financing.

9.    Miscellaneous.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electric transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Term Sheet and any other attachments hereto or thereto) embodies the entire agreement and understanding among us and you and your controlled affiliates with respect to the Facility and supersedes all prior agreements and understandings relating to the specific matters contemplated herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. You may not assign your rights or obligations under this Commitment Letter or the Facility without the prior written consent of the Lender (and any purported assignment without such consent shall be null and void); provided that you may assign your rights and obligations hereunder to any of your affiliates that is “shell” company, wholly owned by you (except for directors’ qualifying shares or equivalent if so required), directly or indirectly (a “Transferee”) (i) in order to effect the consummation of the Tender Offer prior to or substantially concurrently with the closing of the Tender Offer or (ii) in connection with any other assignment that occurs as a matter of law pursuant to, or otherwise substantially concurrently with the closing of the Tender Offer in accordance with the Tender Offer Agreement; provided further that, in each case, (a) the Borrower will remain obligated hereunder, and the Borrower and each of its subsidiaries that are organized under the laws of the United States will remain obligated in their capacities as guarantors and grantors of liens and security interests in their assets, in each case, to the same extent they would have been had there been no such transfer to the Transferee, (b) after giving effect to any such transfer, the terms of the guaranty and collateral package and related remedies will be at least as favorable to the Lender as the guaranty and collateral package contemplated by this Commitment Letter as of the date hereof, (c) any additional costs, expenses or tax consequences incurred by or affecting the Lender as a result of such transfer will be covered and indemnified by the Borrower, (d) such transfer will not trigger any additional material regulatory or legal risk or burden under any applicable law on the Lender, and (e) if the Transferee is organized under the laws of France, the Facility will be adapted to take the form of one or more issuances of notes, and the terms of this Commitment Letter as of the date hereof will be adapted to give effect to any consequential changes, in order to comply with French banking monopoly rules.

This Commitment Letter (including the Term Sheet and any other attachments hereto or thereto) and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the state of New York; provided that (i) the interpretation of the definition of “Material Adverse Effect” and whether or not a Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Tender Offer Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its or its applicable affiliate’s obligations under the Tender Offer Agreement or to decline to consummate the transactions contemplated thereby, and (iii) the determination of whether the “Offer” (as such term is defined in the Tender Offer Agreement) has been consummated in accordance with the terms of the Tender Offer Agreement and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by and construed in accordance with the laws governing the Tender Offer Agreement as applied to the Tender Offer Agreement, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the law of any other jurisdiction.

You and we hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter, (b) agree that all claims in respect of any action or proceeding shall be heard and determined in New York state or, to the extent permitted by law, federal court, and (c) agree that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law. You and we agree that services of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER (INCLUDING THE TERM SHEET OR ANY OTHER ATTACHMENTS HERETO OR THERETO) OR THE PERFORMANCE OUR OBLIGATIONS HEREUNDER.

The Lender hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes names, addresses, tax identification numbers and other information that will allow the Lender to identify each Obligor in accordance with the USA PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the USA PATRIOT Act.

The compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, sharing of information, no fiduciary duties, affiliate activities, confidentiality and exclusivity provisions contained herein shall remain in full force and effect regardless of whether Definitive Documentation shall be executed and delivered and notwithstanding termination of this Commitment Letter or our commitment hereunder; provided that in the event we terminate this Commitment Letter and our commitment hereunder pursuant to Section 2 above, the exclusivity provisions contained herein shall also terminate. Subject to the preceding sentence, you may terminate this Commitment Letter upon written notice to the Lender at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter no later than 11:59 p.m., New York City time, on February 28, 2020, together with payment in full by wire transfer of immediately available funds of the Upfront Commitment Fee to Perceptive at the bank account designated by it in writing to you. This offer will automatically expire at such time if we have not received such executed counterparts and payment of such fee in accordance with the preceding sentence. In the event that the initial Borrowing Date does not occur on or before 11:59 p.m., New York City time, on September 25, 2020, then this Commitment Letter shall automatically expire or terminate at such time.

We are pleased to have been given the opportunity to work with you in connection with this important financing.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

PERCEPTIVE CREDIT HOLDINGS III, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager

By:	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

Accepted and agreed to as of the date first written above:

ALPHATEC HOLDINGS, INC.

By:	/s/ Jeff Black
Name:	Jeff Black
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT A

OUTLINE OF PROPOSED TERMS AND CONDITIONS

This Outline of Proposed Terms and Conditions (this “Term Sheet”) outlines certain (but not all) principal terms of the Facility referred to in the commitment letter, dated February 28, 2020 to which this Term Sheet is attached (together with Exhibit A and each other annex, exhibit or other attachment hereto or thereto, the “Commitment Letter”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Commitment Letter.

Borrower:	Alphatec Holdings, Inc. (the “Borrower” or the “Company”).

Guarantors:	Subject to the Agreed Security Principles, all of the Borrower’s subsidiaries now existing or created or acquired in the future (the “Guarantors” and, together with the Borrower, the “Obligors”); provided that the following types of subsidiaries will not be required to become Guarantors: (a) any subsidiary that is prohibited or restricted from being a Guarantor by (x) any law, regulation or the Agreed Security Principles (as defined below) or (y) any contractual obligation that exists on the initial Borrowing Date or at the time such subsidiary becomes a subsidiary and was not incurred in contemplation of its acquisition or (b) upon the written request of the Borrower (prepared in reasonable detail), any other subsidiary to the extent that the burden or cost of becoming a Guarantor outweighs, or would be excessive in light of, the practical benefit afforded thereby, as determined by the Lender in its reasonable discretion.

Agreed Security Principles:	The principles customarily applicable to Perceptive transactions and those set forth on Annex 3 attached hereto.

Lender:	Perceptive Credit Holdings III, LP or any other investment funds managed and controlled by Perceptive Advisors LLC (collectively, the “Lender”).

Facility:	A senior secured multi-draw term loan facility (the “Facility”) in an aggregate principal amount of $130,000,000 (as such amount may be increased pursuant to the Facility Upsizing or decreased pursuant to any Facility Decrease (if applicable), the “Facility Amount”).

Purpose:	The Facility shall be used (i) for the Refinancing, (ii) to finance, in whole or in part, the Tender Offer, and (iii) to pay fees, costs and expenses (including legal fees, costs and expenses) related to the foregoing, the Facility and the other Transactions.

Borrowing Dates:	The “Refinancing Borrowing Date” shall be the date on which the Refinancing Borrowing occurs; provided that if the Refinancing Borrowing occurs simultaneously with the Tender Offer Borrowing, the Refinancing Borrowing Date shall be the Tender Offer Borrowing Date. The Refinancing Borrowing Date may occur, at the election of the Borrower, on either (i) the Tender Offer Borrowing Date, simultaneously with the Borrowing of the Tender Offer Borrowing, or (ii) on a business day prior to the Tender Offer Borrowing Date.

Any term or provision of the Commitment Letter (including this Term Sheet) to the contrary notwithstanding, the Tender Offer Borrowing Date shall be deemed to be the date on which the Lender either funds the Presenting Bank Escrow Account (defined below) or causes the Presenting Bank L/C (defined below) to be issued, in either case, as provided below in the section titled “Financing Availability,” which date shall be a business day (to be mutually agreed upon by the Borrower, the Lender and the Presenting Bank) occurring (x) on or prior to the date on which the Presenting Bank, acting on behalf of the Borrower, files the Tender Offer with the Autorité des marchés financiers (French Stock Exchange authority or “AMF”) and (y) no later than September 25, 2020 (the “Tender Offer Drop Dead Date”).

The “Supplemental Borrowing Date” shall be the date on which the Supplemental Borrowing occurs, if such Borrowing is available to be made.

Financing Availability:	At the Borrower’s option, loans under the Facility will be made available in either a single Borrowing on the initial Borrowing Date or, in two Borrowings. In each case, the Facility will be made available in U.S. Dollars, but Lender agrees, at the expense of Borrower, to take commercially reasonable efforts to assist in the Borrower’s efforts to convert such amounts into a currency required to consummate the Tender Offer.

On the Tender Offer Borrowing Date, up to (but not in excess of) $70,000,000 (as such amount may be adjusted pursuant to any Facility Upsizing or decreased pursuant to any Facility Decrease) of the Facility Amount will be made available to finance, in whole or in part, the Tender Offer, together with fees, costs and expenses related to the Tender Offer (the “Tender Offer Facility Amount”). The Tender Offer Facility Amount (net of fees, costs and expenses related to the Tender Offer) shall be made available (in either case, the “Tender Offer Borrowing”) by (i) the Lender paying such amount into an escrow account opened with the Presenting Bank in France (the “Presenting Bank Escrow Account”), or (ii) the Lender arranging for the issuance of a standby letter of credit to be issued by a bank selected by the Lender (the “L/C Issuer”) and naming the Presenting Bank as the beneficiary, in an amount equal to the Tender Offer Facility Amount (net of fees, costs and expenses related to the Tender Offer) (the “Presenting Bank L/C”). The form of the Tender Offer Borrowing shall be chosen by the Lender in its reasonable discretion; provided that in the event that, after good faith negotiation among the Borrower, the Presenting Bank and the Lender (but in any event no later than three (3) business days prior to the Tender Offer Borrowing Date), the Lender or the L/C Issuer is not able to provide a Presenting Bank L/C that is acceptable to the Presenting Bank pursuant to the terms of the Mandate Letter, the Lender will make the Tender Offer Borrowing available by paying such amount into the Presenting Bank Escrow Account. The Presenting Bank shall be irrevocably authorized and instructed by the Borrower to withdraw amounts from time to time from the Presenting Bank Escrow Account or draw on the Presenting Bank L/C as may be required to settle the payment of the acquisition of each equity interest tendered as part of the Tender Offer in an amount per equity interest, not exceeding 100% of the price for such equity interest in the Tender Offer.

The Mandate Letter (defined in Annex 1 hereto) will provide that the Presenting Bank will (i) promptly release any part of the amounts standing to the credit of the Presenting Bank Escrow Account or reduce the amount available to be drawn under the Presenting Bank L/C if it determines that such amounts shall no longer be required to secure the payment of amounts that may, from time to time, become due pursuant to the Tender Offer, and (ii) immediately release the entire contents of the Presenting Bank Escrow Account or return the Presenting Bank L/C if the AMF notifies the market of the preliminary results of the Tender Offer and such results indicate that the Tender Offer was unsuccessful (no “suite positive”) or if the Tender Offer is rejected by the AMF or the Tender Offer Agreement is terminated before the launch of the Tender Offer so that the Borrower and the Presenting Bank have no obligations with respect to the Tender Offer (the “Escrow Account Repayment Rights”). Such released amounts shall promptly be applied in prepayment of the Tender Offer Borrowing or the reduction of the amount available to be drawn under the Presenting Bank L/C, as applicable. Further, the receivable against the Presenting Bank constituted by the Escrow Account Repayment Rights shall be pledged by the Borrower in favor of the Lender under French law (the “Escrow Account Repayment Rights Pledge”), which pledge shall be expressly notified to the Presenting Bank, with a request that it be acknowledged by the Presenting Bank.

Up to $60,000,000 of the Facility Amount will be available to finance the Refinancing on the Refinancing Borrowing Date, together with fees, costs and expenses related thereto, as well as fees, costs and expenses related to the Refinancing and the negotiation, execution, delivery and implementation of the Definitive Documentation, and for other general corporate and working capital purposes of the Borrower and its subsidiaries (the “Refinancing Facility Amount”; the borrowing of such Refinancing Facility Amount, the “Refinancing Borrowing”).

In the event that (i) the Tender Offer Borrowing does not occur on or prior to the Tender Offer Drop Dead Date or (ii) at the mutual agreement of the parties, up to $15,000,000 of the Facility previously allocated to the Tender Offer Amount may be borrowed by the Borrower, with the proceeds thereof being available to be used for general corporate and working capital purposes of the Borrower and its subsidiaries (such borrowing being the “Supplemental Borrowing”; the Supplemental Borrowing together with the Tender Offer Borrowing and the Refinancing Borrowing, being collectively referred to as the “Borrowings” and are each individually referred to as a “Borrowing”); provided that (i) the Supplemental Borrowing must occur on or before the first anniversary of the Refinancing Borrowing Date, (ii) upon the Tender Offer Drop Dead Date, the Facility Amount will automatically be reduced to $15,000,000, and (iii) upon the occurrence of the first anniversary of the Refinancing Borrowing Date, and after giving effect to the Supplemental Borrowing (if made), the commitments under the Facility will automatically be reduced to $0.

Once repaid in whole or in part, amounts drawn under the Facility may not be re-borrowed.

Maturity Date:	Amounts outstanding under the Facility will mature on the fifth (5th) anniversary of the Tender Offer Borrowing Date (the “Maturity Date”); provided that if the Tender Offer Borrowing does not occur, the Maturity Date shall be the fifth (5th) anniversary of the initial Borrowing Date.

Interest:	With respect to any Borrowing, outstanding principal amounts borrowed will accrue interest at an annual rate equal to nine and four tenths percent (9.40%) (the “Applicable Margin”) plus the greater of (i) one-month LIBOR and (ii) two percent (2.00%) per annum (such annual rate, the “Base Rate”); provided that with respect to the issuance of the Presenting Bank L/C or with respect to the amounts in the Presenting Bank Escrow Account, in lieu of interest, the Borrower shall pay to the Lender a prorated fee (the “Presenting Bank Fee”) equal to (i) for the first ninety (90) days after such issuance (and no fewer than ninety (90) days), the face amount of the Presenting Bank L/C or the amount in the Presenting Bank Escrow Account, as applicable, multiplied by an annual rate equal to (x) two percent (2.00%) plus (y) the Prime Rate (or equivalent) as published from time to time in the Wall Street Journal and (ii) thereafter, the face amount of the Presenting Bank L/C or the amount in the Presenting Bank Escrow Account, as applicable, multiplied by the Base Rate, in each case, calculated until termination of the Presenting Bank L/C or the return of the amount in the Presenting Bank Escrow Account, as applicable, pursuant to the terms of this Commitment Letter.

Interest or, in the case of the Presenting Bank L/C or the amount held in escrow in the Presenting Bank Escrow Account, as applicable, the Presenting Bank Fee, will be payable monthly in arrears in cash and will be calculated on the basis of the actual number of days elapsed based on a 360-day year.

Upon the occurrence and during the continuance of a payment or bankruptcy Event of Default (to be defined in the Definitive Documentation), the Applicable Margin and, if applicable, the Presenting Bank Fee will automatically increase by three hundred (300) basis points per annum.

Upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin and, if applicable, the Presenting Bank Fee will increase, at the Lender’s election and after written notice thereof by the Lender to the Borrower, by three hundred (300) basis points per annum.

Amortization:	The Facility will be interest only until the fourth (4th) anniversary of the Tender Offer Borrowing Date; provided that if the Tender Offer Borrowing does not occur, the Facility will be interest only until the fourth (4th) anniversary of the initial Borrowing Date. Commencing on the last business day of the forty-ninth month following such applicable anniversary date, the Borrower shall pay monthly amortization payments in an amount equal to 2.25% of the aggregate original principal amount of all Borrowings made under the Facility. On the Maturity Date, the entire remaining unpaid and outstanding balance of the Facility will be payable in full and in cash.

Draw Fee:	On each Borrowing Date, the Borrower will pay to the Lender a draw fee equal to 1.25% of the aggregate principal amount borrowed on such date (a “Draw Fee”). Each Draw Fee will be funded out of proceeds of the applicable Borrowing and will be nonrefundable once paid.

Warrants:	On the Refinancing Borrowing Date, the Borrower will issue to the Lender warrants (the “Refinancing Warrants”) exercisable into a certain number of shares of the Borrower’s common stock, determined as set forth below. The per share exercise price for 50% of such Refinancing Warrants shall be equal to the lower of (i) the 5-day volume weighted average price (“VWAP”) per share for the Company’s common stock determined as of the last trading day for the period of 5 consecutive trading days ended immediately prior to the date of the Commitment Letter and (ii) the 5-day VWAP for the period of 5 consecutive trading days ended immediately prior to the Refinancing Borrowing Date (such amount, the “Refinancing Warrant Price”); provided that the Warrant Price shall not be less than $4.60 (except as a result of Customary Adjustments (defined below)). The per share exercise price for the balance of such Refinancing Warrants shall be equal to the Warrant Price, plus twelve and one half percent (12.5%) of such Warrant Price. The number of shares issuable upon exercise of the Refinancing Warrants (subject to adjustment pursuant to the applicable Definitive Documentation) will be equal to (i) the product of the aggregate principal amount of the Refinancing Borrowing on the Refinancing Borrowing Date, multiplied by eighteen and one half percent (18.5%), divided by (ii) the Warrant Price.

The Lender will also be entitled to warrants in connection with the Tender Offer Borrowing (the “Tender Offer Warrants”) exercisable into a certain number of shares of the Borrower’s common stock, determined as set forth below. The per share exercise price for 50% of such Tender Offer Warrants shall be equal to the lower of (i) the 5-day VWAP per share for the Company’s common stock determined as of the last trading day for the period of 5 consecutive trading days ended immediately prior to the date of the Commitment Letter and (ii) the 5-day VWAP per share for the Company’s common stock determined as of the last trading day for the period of 5 consecutive trading days ended immediately prior to the date such Tender Offer Warrants are issued (such amount, the “Tender Offer Warrant Price”); provided that the Tender Offer Warrant Price shall not be less than $4.60 (except as a result of Customary Adjustments). The per share exercise price for the balance of such Tender Offer Warrants shall be equal to the Tender Offer Warrant Price, plus twelve and one half percent (12.5%) of such Tender Offer Warrant Price. The number of shares issuable upon exercise of the Tender Offer Warrants (subject to adjustment pursuant to the applicable Definitive Documentation) will be equal to (i) the product of the aggregate principal amount of the Tender Offer Borrowing multiplied by nine percent (9.0%), divided by (ii) the Tender Offer Warrant Price.

The Tender Offer Warrants will only be issued upon closing of the Tender Offer and only in the event such Tender Offer Borrowing amounts are used in connection therewith, such that if the Tender Offer Borrowing funds are deposited into the Presenting Bank Escrow Account or used to secure a letter of credit, and are thereafter returned to the Lender at the closing of the Tender Offer, no Tender Offer Warrants will be issuable by the Company; provided that upon the closing of the Tender Offer, any such funds not returned to Lender shall be considered drawn and the applicable prorated percentage of Tender Offer Warrants shall be issued thereon.

In addition, on the Supplemental Borrowing Date, the Borrower will issue to the Lender additional warrants (the “Supplemental Warrants” and, together with the Refinancing Warrants and the Tender Offer Warrants, the

“Warrants”) exercisable into a certain number of shares of the Borrower’s common stock, determined as set forth below. The per share exercise price for 50% of such Supplemental Warrants shall be equal to the lower of (i) the 5-day VWAP per share for the Company’s common stock determined as of the last trading day for the period of 5 consecutive trading days ended immediately prior to the date of the Commitment Letter and (ii) the 5-day VWAP per share for the Company’s common stock determined as of the last trading day for the period of 5 consecutive trading days ended immediately prior to the Supplemental Borrowing Date (such amount, the “Supplemental Warrant Price”); provided that the Supplemental Warrant Price shall not be less than $4.60 (except as a result of Customary Adjustments). The per share exercise price for the balance of such Supplemental Warrants shall be equal to the Supplemental Warrant Price, plus twelve and one half percent (12.5%) of such Supplemental Warrant Price. The number of shares issuable upon exercise of the Supplemental Warrants (subject to adjustment pursuant to the applicable Definitive Documentation) will be equal to (i) the product of the aggregate principal amount of the Tender Offer Borrowing or the Supplemental Borrowing, as the case may be, multiplied by nine percent (9.0%), divided by (ii) the Supplemental Warrant Price.

The Warrants will be exercisable until the 10th anniversary of the initial Borrowing Date and will be subject to customary warrant holder rights and protections, including customary adjustments for stock dividends, splits, reclassifications and the like (for purposes of clarity, no such adjustments will be made for additional equity issuances below the exercise price); provided that the terms set forth above are subject to compliance with Nasdaq listing rules.

Prepayment Fee:	Subject to the payment of the Early Prepayment Fee (defined below), the Borrower is permitted to prepay, at any time and in whole or in part, any Borrowings under the Facility, subject to the payment of a prepayment fee (an “Early Prepayment Fee”) on the amount of such prepayment as follows; provided that prepayments resulting from the release of proceeds deposited into the Presenting Bank Escrow Account or the reduction (without the use) of the amount available to be drawn under the Presenting Bank L/C shall not be subject to assessment of the Early Prepayment Fee.

With respect to the principal amount outstanding in respect of the Refinancing Borrowing only:

If prepaid during months 1 – 12:	140%
If prepaid during months 13 – 24:	110%
If prepaid during months 25 – 36:	107%
If prepaid during months 37 – 48:	105%
If prepaid during months 49 – 60 (but prior to the Maturity Date):	102%

With respect to the principal amount outstanding in respect of any other Borrowing:

If prepaid during months 1 – 12:	105%
If prepaid during months 13 – 24:	104%
If prepaid during months 25 – 36:	103%
If prepaid during months 37 – 48:	102%
If prepaid during months 49 – 60 (but prior to the Maturity Date):	101%

For purposes of the foregoing, until an aggregate principal amount of loans equal to the original principal amount of the Refinancing Borrowing has been prepaid, all prepayments shall be deemed to be prepayments made in respect of the outstanding principal amount of the Refinancing Borrowing.

Notwithstanding the foregoing, in the event of any prepayment, in whole or in part, of the principal amount of any Borrowing that results from a Sale (to be defined in the Definitive Documentation) of the Borrower that occurs on or before the third anniversary of the initial Borrowing Date, the Early Prepayment Fee payable in respect of such prepaid principal amount shall be equal to an amount necessary so that the Lender’s Multiple on Invested Capital (to be defined in the Definitive Documentation) with respect to such prepaid principal amount is at least 1.40x.

For purposes of calculating the Multiple on Invested Capital, such calculation shall include all amounts allocable to the applicable prepaid principal amount, whether in respect of principal, interest, Early Prepayment Fees (if applicable) or the Draw Fee (but excluding default interest and any return on or in respect of the Warrants).

Documentation Principles:	The definitive documentation for the Facility (the “Definitive Documentation”) will be consistent with the terms and conditions set forth in this Commitment Letter and will contain such other terms as the Borrower and the Lender may agree; it being understood and agreed that the Definitive Documentation will (i) not contain any conditions to the availability and funding of the Tender Offer Borrowing (and, if made simultaneously with the Tender Offer Borrowing on the Tender Offer Borrowing Date, the Refinancing Borrowing) that are inconsistent with the Certain Funds Provision, (ii) be consistent with the Lender’s customary documentation for secured financing transactions in the United States of the type contemplated, (iii) give due regard to the Agreed Security Principles, and (iv) give due regard to the requirements of French law and the requirements of the Tender Offer and the Tender Offer Agreement.

Collateral:	Subject to the Certain Funds Provision and the Agreed Security Principles, the Facility will be secured by a first priority lien on all existing and after-acquired tangible and intangible assets of the Obligors and their respective subsidiaries (collectively, “Collateral”), including, but not limited to, all issued and outstanding stock of the Borrower’s and the Guarantors’ subsidiaries, cash, bank accounts, accounts receivable, inventory, intellectual property, general intangibles, PP&E, other equity interests owned by such Obligor, licenses and rights to royalties. Without limitation of the foregoing, the Borrower shall deliver to the Lender, no later than on the Tender Offer Borrowing Date, (i) the Target Securities Pledge Agreement and (ii) the Escrow Account Repayment Rights Pledge. For the avoidance of doubt, the Lender shall not benefit from any security over or with respect to the Escrow Account (as defined below) except for the Escrow Account Repayment Rights Pledge; provided that the Lender shall receive a certified, conformed copy of the Escrow Agreement (as defined below), which shall be attached for identification purposes to the Escrow Account Repayment Rights Pledge.

Covenants:	Subject to the Certain Funds Provision, the Definitive Documentation will contain, among other things, affirmative and negative covenants customary for financing transactions of the type contemplated and others reasonably appropriate for the contemplated transactions, including, but not limited to, the following: (i) limitations on the incurrence of additional indebtedness (hedging for non-speculative purposes will be permitted), (ii) limitations on liens, (iii) limitations on asset sales, (iv) limitations on acquisitions, (v) limitations on investments, dividends and other similar distributions, (vi) limitations on related-party transactions, and (vii) customary information and notice delivery requirements.

In addition to the covenants listed above, the Definitive Documentation will include only the following financial covenants: (i) a requirement to maintain at all times (in one or more controlled U.S. deposit accounts) a minimum cash balance of $7,500,000 (the “Minimum Liquidity Covenant”) and (ii) a requirement (tested quarterly) to achieve trailing twelve-month revenues at minimum levels to be mutually agreed upon, but in general to be set at a twenty-five percent (25%) discount to the Borrower’s consolidated revenue forecast provided by the Borrower to the Lender on February 28, 2020.

Representations, Warranties and Events of Default:	Customary for financing transactions of the type contemplated, subject to the Certain Funds Provision.

Conditions

Precedent to Funding of Refinancing Borrowing (occurring other than on Tender Offer Borrowing Date) and Supplemental Borrowing:	Customary for financing transactions of the type contemplated and others reasonably appropriate for the contemplated transactions, including, but not limited to, the following; provided that, with respect to the Tender Offer Borrowing (and, if made simultaneously with the Tender Offer Borrowing on the Tender Offer Borrowing Date, the Refinancing Borrowing) only the conditions set forth on Annex 1 hereto will apply (and not any of the following):

(a)	The negotiation, preparation, execution and delivery of the Definitive Documentation in all respects reasonably satisfactory to the Company and the Lender.

(b)

The Lender shall have completed (and shall be satisfied with the scope and results of) a due diligence review covering such financial, legal, insurance, accounting, technical, operational, clinical, regulatory, intellectual property and other matters involving or regarding the Borrower, its subsidiaries and their respective assets, liabilities, businesses, operations and prospects, in each case as the Lender may reasonably request (including, without limitation, with respect to securities, healthcare, labor, tax, litigation, environmental and other material legal matters).

(c)	The refinancing or repayment (including through use of the Refinancing Borrowing) of existing indebtedness currently outstanding.

(d)

The Lender shall have reviewed and shall be satisfied with the receipt and sufficiency of all governmental and third party permits, licenses, approvals and consents, in each case necessary or required to be held by or obtained by the Company or its subsidiaries and affiliates in connection with their respective assets and operations or the transactions contemplated hereby.

(e)

The Lender shall be satisfied in its sole discretion with the terms and conditions of all material contracts and agreements to which the Company and its subsidiaries are parties, including all documentation directly and indirectly associated with the payment or receipt of royalties, license fees or equivalent by the Company and its subsidiaries.

(f)

The Lender shall have received opinions of independent legal counsel to the Borrower and the Guarantors in form and substance reasonably acceptable to the Lender and its counsel, and such corporate resolutions, certificates and other documents as the Lender shall reasonably request.

(g)

All guarantees and all collateral security arrangements with respect to the Collateral shall be put in place and in full force and effect, including account control agreements for deposit and/or securities accounts (if applicable) of the Borrower and its subsidiaries, together with the perfection and recording of liens.

(h)	The Warrants to be issued on the date of such Borrowing shall have been issued to the Lender.

(i)

The Borrower shall have and maintain customary insurance of types and having coverage amounts reasonably satisfactory to the Lender, and the Borrower shall obtain insurance certificates naming the Lender as additional insured and loss payee.

(j)

No material adverse change in the business, assets, financial performance, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries shall have occurred since December 31, 2018.

(k)

All closing costs and fees and all unpaid reasonable expenses of the Lender incurred in connection with the proposed transactions (including the Lender’s legal fees and expenses), less the amount of the Expense Deposit (defined below), shall have been paid in full.

(l)	The Refinancing Borrowing Date shall occur (i) on or prior to the Tender Offer Borrowing Date and (ii) prior to the Tender Offer Drop Dead Date.

Expenses:	In connection with the Borrower’s request for the Facility, the Borrower understands that it will be necessary for the Lender to incur certain expenses for, among other things, financial and legal services and collateral due diligence. As such, the Borrower agrees to deposit with the Lender $50,000 to be applied by the Lender from time to time in its sole and reasonable discretion against its reasonable and documented out-of-pocket costs and expenses; provided that in the case of legal fees, costs and expenses, such fees, costs and expenses shall be limited to the fees, costs and expenses of Morrison & Foerster LLP and Stephenson Harwood AARPI, unless the Lender reasonably determines it requires advice from legal counsel in a jurisdiction in which neither Morrison & Foerster LLP nor Stephenson Harwood AARPI is qualified or possess the requisite expertise (the “Expense Deposit”). So long as the Borrower has not breached its obligations set forth in the section of the Commitment Letter titled “Exclusivity”, the Expense Deposit, together with any other deposits received by the Lender from the Borrower (if any) will be returned to the Borrower if the initial Borrowing Date has not occurred by the end of the Exclusivity Period, less all reasonable and documented costs and expenses incurred by or on behalf of the Lender as of such time.

It is further acknowledged that regardless of whether any Borrowing Date occurs, the Company agrees promptly, upon delivery by the Lender of an invoice, to pay all of the Lender’s reasonable and documented out-of-pocket legal, due diligence and other costs, including any and all such costs and expenses in excess of the Expense Deposit.

Governing Law:	New York

Annex 1

Conditions Precedent

Conditions Precedent for Borrowings on the Tender Offer Borrowing Date

Any Borrowings made on the Tender Offer Borrowing Date shall be subject solely to the satisfaction (or waiver by the Lender) of the conditions precedent set forth in Section 4 of the Commitment Letter and the following conditions precedent (subject to the Certain Funds Provision in all respects):

1.

The Lender shall have received a copy of that certain Tender Offer Agreement, entered into as of February 28, 2020, by and between the Borrower and the Target (including the exhibits, schedules, annexes, disclosure letters and all material related documents) (the “Tender Offer Agreement”) and no provision of the Tender Offer Agreement shall have been waived, consented, amended, supplemented or otherwise modified in a manner material and adverse to the Lender without the consent of the Lender (not to be unreasonably withheld, delayed, denied or conditioned); provided that (i) any change in the form of the consideration for the Tender Offer shall require the Lender’s consent (not to be unreasonably withheld, delayed, denied or conditioned), (ii) any increase to the purchase price for the Company Securities (as defined in the Tender Offer Agreement) (the “Company Securities”) shall be deemed to not be materially adverse to the Lender so long as such increase is funded by cash on the Company’s balance sheet or pursuant to the proceeds of the convertible debt offering or is no greater than a 15% increase from the purchase price applicable in the Tender Offer Agreement on the date of the Commitment Letter (a “Permitted Tender Offer Price Increase”) and (iii) any decrease in the purchase price for the Company Securities shall be deemed to not be materially adverse to the Lender so long as such decrease is allocated to reduce the Tender Offer Facility Amount and the Borrower’s other funding sources for the purchase price on a pro rata basis (such decrease to the Tender Offer Facility Amount, a “Permitted Tender Offer Price Decrease”).

2.

The Lender shall have received (in a form reasonably satisfactory to the Lender) a copy of the mandate letter to be entered into by and between the Borrower and Oddo, as Presenting Bank (including any exhibits, schedules, annexes and all material related documents) (the “Mandate Letter”); provided that the Mandate Letter shall provide for the Escrow Account Repayment Rights, comply in all material respects with the description of the Tender Offer set out in the Tender Offer Agreement, and no provision of the Escrow Account Repayment Rights shall have been waived, consented, amended, supplemented or otherwise modified in a manner materially adverse to the Lender without the consent of the Lender (not to be unreasonably withheld, delayed, denied or conditioned); provided, further that the Lender agrees that any terms of the Mandate Letter shall be acceptable to the extent such terms are not materially adverse to the Lender and are either (i) substantially consistent with the Tender Offer Agreement or (ii) ministerial in nature and consistent with general market practices.

3.

The Lender shall have received a copy of that certain Tender Commitment Agreement by and between the Borrower and certain of the shareholders of the Target (including any exhibits, schedules, annexes and all material related documents) (the “Tender Commitment Letter”)and no provision of the Tender Commitment Letter shall have been waived, consented, amended, supplemented or otherwise modified in a manner materially adverse to the Lender without the consent of the Lender (not to be unreasonably withheld, delayed, denied or conditioned).

4.

The Lender shall have received (for information purposes only) (i) an execution version of the filing letter (being the letter to be submitted, pursuant to the Mandate Letter, by the Presenting Bank to the AMF on the date of filing of the Tender Offer), together with all attachments thereto, including, without limitation, the draft offer document and filing letter (projet de note d’information et lettre de dépôt) relating to the Tender Offer, a document presenting the Borrower’s legal, financial and account characteristics (document “autres informations”), the financial appraisal by the Presenting Bank of the consideration offered for the Company’s Shares and the Company’s OCEANE (each as defined in the Tender Offer Agreement) (the “Target Securities”), and a draft of the press release announcement related to the Tender Offer, (ii) the Tender Draft Offer Prospectus and as soon as the filing has been made with the AMF, the final tender offer document (note d’information) publicly disclosed by the Borrower and approved by the AMF; (iii) the fairness opinion; (iv) the Initial Company Board Recommendation and the Company Board Reasoned Opinion (each as defined in the Tender Offer Agreement) (the board minutes of the Target duly executed confirming the execution and delivery of the Tender Offer Agreement and according to which the acquisition of the Target by the Borrower through the Tender Offer is in the best interests of the Target, its employees, and subject to consideration of a fairness opinion, its shareholders and other holders of the Target Securities); (v) evidence of compliance with the French Foreign Investment Condition (as defined in the Tender Offer Agreement); and (vi) the legal and tax structure memo describing legal and tax implications of the offer (if any).

5.

If the Tender Offer Borrowing is made by Lender depositing funds into an escrow with or for the benefit of the Presenting Bank, the Lender shall have received (in a form reasonably satisfactory to the Lender) an Escrow Agreement, duly executed and delivered by each of the escrow agent, the Borrower and the Presenting Bank, (including any exhibits, schedules, annexes and all material related documents) (the “Escrow Agreement”); provided that the Escrow Agreement shall provide for (i) the Escrow Account Repayment Rights and (ii) an undertaking of the Presenting Bank to acknowledge the terms of the Escrow Account Repayment Rights Pledge and that as a result, the Lender is entitled to receive the proceeds of any release under the Escrow Account Repayment Rights, or other similar acknowledgement acceptable to the Presenting Bank and reasonably acceptable to the Lender) and no provision of the Escrow Account Repayment Rights set out in the Escrow Agreement shall have been waived, consented, amended, supplemented or otherwise modified in a manner material and adverse to the Lender without the consent of the Lender (not to be unreasonably withheld, delayed, denied or conditioned).

6.

The Tender Offer Agreement Representations shall be true and correct as of the date such representations were made in the Tender Offer Agreement, the Specified Representations (as defined in the Commitment Letter) shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation will be true and correct in all material respects as of the respective date or for the respective period, as the case may be) at the time of, and after giving effect to, the Borrowings on the Tender Offer Borrowing Date; provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect,” (a) the definition thereof with respect to any Specified Representations of the Target will be the definition of “Material Adverse Effect” (as defined in the Tender Offer Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) “material adverse change” or similar term or qualification, the same will be true and correct in all respects.

7.	No Material Adverse Effect (as defined in the Tender Offer Agreement) shall have occurred after the date of the Tender Offer Agreement that is continuing.

8.

The execution and delivery by the Obligors of the Definitive Documentation consistent with the terms set forth or referred to in the Commitment Letter and the Term Sheet to which they are a party, subject to the Certain Funds Provision.

9.

Subject to the Certain Funds Provision, the Lender shall have received evidence that all actions necessary to establish that the Lender will have a first priority, perfected lien (subject to liens permitted under the Definitive Documentation) in the Collateral have been taken.

10.	Prior to or substantially concurrently with the Tender Offer Borrowing Date, all Refinancing Warrants shall have been issued and delivered to the Lender, as provided in the Definitive Documentation.

11.	If the Refinancing Borrowing occurs on the Tender Offer Borrowing Date, the refinancing or repayment (including through use of the Refinancing Borrowing) of all existing third party debt for borrowed money under that certain (i) Credit, Security and Guaranty Agreement, dated as of November 6, 2018 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower, Alphatec Spine, Inc., Safeop Surgical, Inc., the other credit parties listed on the signature pages thereof, and Squadron Medical Finance Solutions LLC and (ii) Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower, Alphatec Spine, Inc., Alphatec International LLC, Alphatec Pacific, Inc., the other credit parties listed on the signature pages thereof, MidCap Funding IV, LLC, and the financial institutions or other entities party thereto.

12.

The Lender shall have received customary legal opinions of counsel to the Borrower (and customary French validity legal opinion of counsel to the Lender relating to the Target Securities Pledge Agreement and the Escrow Account Repayment Rights Pledge, as indicated above), corporate organizational documents of the Loan Parties or a certification of no change to such corporate organizational documents since the prior delivery to the Lender, a good standing certificate of each of the Loan Parties from their respective jurisdictions of organization, resolutions and a customary closing certificate of each Loan Party, and a customary borrowing notice, in each case, as are customary for transactions of this type.

13.

The Lender shall have received evidence that the Borrower has obtained all necessary or required consents or approvals of any Governmental Authority (other than the approval of the AMF), anti-trust authority, or other person in connection with the completion of the Tender Offer.

14.	The Borrower shall be in compliance with the Minimum Liquidity Covenant.

15.

The Lender shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in substantially the form of Annex 2 certifying that the Borrower and its subsidiaries, after giving effect to the Borrowings on the Tender Offer Borrowing Date, are solvent.

16.

The Lender shall have received all fees and, to the extent invoiced at least three (3) business days prior to the Tender Offer Borrowing Date, expenses expressly required to be paid on or prior to the Tender Offer Borrowing Date pursuant to the Definitive Documentation.

17.

The Lender shall have received, at least three (3) business days prior notice of the Tender Offer Borrowing Date (to the extent requested in writing at least three (3) business days prior to the Tender Offer Borrowing Date), all documentation and other information with respect to the Borrower that the Lender reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent applicable, 31 C.F.R. § 1010.230.

18.	The Tender Offer Borrowing Date shall occur prior to the Tender Offer Drop Dead Date.

Annex 2

Form of Solvency Certificate

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of that certain Credit Agreement and Guaranty, dated as of [                    ], 2020 (as amended or otherwise modified from time to time, the “Credit Agreement”), among [                    ]. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby certifies on behalf of the Borrower as of the date hereof as follows:

1. I am the chief financial officer of the Borrower and am duly authorized to execute and deliver this Certificate on behalf of the Borrower. I have been employed in positions involving responsibility for the management of the financial affairs of the Borrower. I have, together with other officers of the Borrower, acted on behalf of the Borrower in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents.

2. I have carefully reviewed the contents of this Certificate and have conferred with legal counsel for the Borrower for the purpose of discussing the meaning of its contents.

The undersigned has concluded, in good faith and to the best of his or her knowledge and belief, that as of the date hereof and after giving effect to all the transactions contemplated by the Credit Agreement and the other Loan Documents, including any Borrowings thereunder, and the incurrence of any other Indebtedness contemplated thereunder, and after giving effect to all rights of indemnity, obligation and contribution, as follows:

(i) The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

(ii) The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

(iii) The Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

(iv) The Borrower and its Subsidiaries have not, and do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(v) The Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and expected to be conducted following the date hereof.

(vi) No transfer of property is being made by the Borrower or any of its Subsidiaries and no obligation is being incurred by the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any of its Subsidiaries.

The undersigned understands that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate and that the delivery of this Certificate is a material inducement for the Administrative Agent and the Lenders to enter into the Credit Agreement and consummate the transactions contemplated thereby, and the undersigned hereby consents to such reliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

ALPHATEC HOLDINGS, INC.

By
Name: [ ]
Title: Chief Financial Officer

Annex 3

Agreed Security Principles

with Respect to Subsidiaries of the Borrower Organized in France

The parties hereto recognize that there may be legal and practical difficulties in obtaining guarantees and/or security from subsidiaries organized under the laws of France and accordingly:

(a)

general statutory limitations on “earnings stripping”, “controlled foreign corporations” (within the meaning of the Internal Revenue Code), Foreign Subsidiary Holding Companies, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles or approval requirements may limit the ability of a subsidiary to provide a guarantee or grant security or may require that its guarantee or security be limited in amount or scope;

(b)

subsidiaries will not be required to give guarantees or enter into the Definitive Documentation if (in spite of appropriate limitations having been identified and included in the corresponding security or guarantee document in accordance with (a) above) it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer provided that the relevant subsidiary must use reasonable endeavours to overcome any such obstacle;

(c)	without prejudice to the provisions of clause (b) above:

(i)

neither the Target nor any of its subsidiaries incorporated in France shall be required to guarantee or give security in respect of the Tender Offer Borrowing or any other indebtedness of the Borrower or its subsidiaries (other than Target and its subsidiaries) unless and until the Target has been fully acquired by the Borrower and is no longer listed on the French Stock Exchange; and

(ii)

any guarantee given by any subsidiary shall be subject to limitations set out in any document pursuant to which it accedes to the Definitive Documentation, if required by any officer of such entity in order to protect that officer or the relevant subsidiary from any of the matters set out in the preceding clauses.

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